Invesco PowerShares

Leading the Intelligent ETF Revolution®

powerSHARES® Xchange Traded Notes™

PowerShares ETNs | About ETNs | Literature

Gold | Agriculture | Commodity | Crude Oil | Base Metals | Product Matrix

Filed pursuant to Rule 433
Registration Statement 333-137902 Dated July 7, 2008

CRUDE OIL

DXO OLO SZO DTO

PowerShares DB **Crude Oil Double Long** ETN DXO

PowerShares DB **Crude Oil Long** ETN OLO

PowerShares DB **Crude Oil Short** ETN SZO

PowerShares DB **Crude Oil Double Short** ETN DTO

The PowerShares DB Crude Oil Double Long Exchange Traded Note (Symbol: DXO), PowerShares DB Crude Oil Long Exchange Traded Note (Symbol: OLO), PowerShares DB Crude Oil Short Exchange Traded Note (Symbol: SZO) and PowerShares DB Crude Oil Double Short Exchange Traded Note (Symbol: DTO) (collectively, the "PowerShares DB Crude Oil ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of an oil-based commodity index.

All of the PowerShares DB Crude Oil ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index-Oil (the "Index") which is designed to reflect the performance of certain crude oil futures contracts plus the returns from investing in 3 month United States Treasury Bills. The Long and Double Long ETNs are based on the Optimum Yield™ version of the Index and the Short and Double Short ETNs are based on the standard version of the Index. The Optimum Yield™ version of the index attempts to minimize the negative effects of contango and maximize the positive effects of backwardation by applying flexible roll rules to pick a new futures contract when a contract expires. The standard version of the index, which does not attempt to minimize the negative effects of contango and maximize the positive effects of backwardation, uses static roll rules that dictate that an expiring futures contract must be replaced with a contract having a pre-defined expiration date.

Investors can buy and sell PowerShares DB Crude Oil ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet Prospectus

Financial Details

	DXO	OLO	SZO	DTO
Last Update	7/3/2008 12:28 PM EST	7/3/2008 12:00 AM EST	7/3/2008 11:45 AM EST	7/3/2008 12:29 PM EST
Price	28.44	26.55	23.50	21.93
Indicative Intra-day Value	28.15	26.56	23.37	21.78
Last End of Day RP Value	28.150	26.560	23.530	22.100
Last Date for End of Day Value	7/2/2008	7/2/2008	7/2/2008	7/2/2008

Index History[1]

Growth of $10,000



Index +2x levered
Index +1x levered
$10.0m
$8.0m
$6.0m
$4.0m
$2.0m
$0k
$8,117,517
$706,980
Index -1x levered
Index -2x levered
$15k
$10k
$5k
$0k
$102
$0
'88
'89
'90
'91
'92
'93
'94
'95
'96
'97
'98
'99
'00
'01
'02
'03
'04
'05
'06
'07
'08

PowerShares DB Crude Oil ETN & Index Data

Ticker Symbols	
Crude Oil Double Long	DXO
Crude Oil Long	OLO
Crude Oil Short	SZO
Crude Oil Double Short	DTO
Intraday Indicative Value Symbols	
Crude Oil Double Long	DXOIV

Fund Performance & Index History (%)[1]

As of 6/30/2008	**1 Year**	**3 Year**	**5 Year**	**10 Year**	**Inception**
Index					
Deutsche Bank Liquid Commodity Index-Optimum Yield Oil™ **+2x Levered**	271.69	59.38	91.29	67.61	8.48
Deutsche Bank Liquid Commodity Index-Optimum Yield Oil™ **+1x Levered**	102.57	31.94	44.03	35.67	4.23
Deutsche Bank Liquid Commodity Index-Oil™ **-1x Levered**	-56.12	-19.83	-25.36	-27.48	-3.98
Deutsche Bank Liquid Commodity Index-Oil™ **-2x Levered**	-83.75	-43.04	-50.45	-56.32	-7.95

Crude Oil Long	OLOIV
Crude Oil Short	SZOIV
Crude Oil Double Short	DTOIV

CUSIP Symbols

Crude Oil Double Long	25154K882
Crude Oil Long	25154K866
Crude Oil Short	25154K874
Crude Oil Double Short	25154K809

Details

ETN price at listing	$25.00
Inception date	6/16/08
Maturity date	6/1/38
Yearly investor fee	0.75%
Listing exchange	NYSE Arca
DB Optimum Yield™ Crude Oil Index	DBLCOCLT
DB Standard Crude Oil Index	DBRCLTR

Issuer

Deutsche Bank AG, London Branch

Long-term Unsecured Obligations

S&P rating	AA
Moody's rating	Aa1

Risks[3]

- Non-principal protected
- Leveraged losses
- Subject to an investor fee
- Limitations on repurchase
- Concentrated exposure to Crude oil
- Acceleration risk

Benefits

- Leveraged and short notes
- Low cost
- Intraday access
- Listed
- Transparent
- Tax treatment[4]

Comparative Indexes[2]					
S&P 500® Index	-13.12	4.41	7.58	2.88	-5.18
Lehman U.S. Aggregate Bond Index	7.12	4.08	3.86	5.68	0.97

Source: DB, Bloomberg

[1]Index history is for illustrative purposes only and does not represent actual PowerShares DB Crude Oil ETN performance. PowerShares DB Crude Oil ETN hypothetical historical performance is based on a combination of the monthly returns from the relevant Commodity Index (as defined below) plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Crude Oil ETNs less the investor fee. Index history for the Long and Double Long ETNs is based on the Deutsche Bank Liquid Commodity Index-Optimum Yield Crude Oil™ and index history for the Short and Double Short ETNs is based on the standard version of the Deutsche Bank Liquid Commodity Index-Light Crude™ (the "Commodity Indexes"). The Commodity Indexes are intended to reflect changes in the market value of certain crude oil futures contracts. The T-Bill Index is intended to approximate returns from investing in 3-month United States Treasury Bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged and you cannot invest directly in an index. **PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.** For current Index and DB Crude Oil ETN performance go to www.powersharesetns.com or http://dbfunds.db.com/notes.

[2]The S&P 500 is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Lehman Aggregate Total Return Bond Value Unhedged USD Index is a measurement of change in bond market conditions based on the performance of a specified group of bonds.

[3]The PowerShares DB Crude Oil ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the PowerShares DB Crude Oil ETNs.

An investment in the PowerShares DB Crude Oil ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement.

Not FDIC Insured — No Bank Guarantee — May Lose Value

The PowerShares DB Crude Oil ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch that are linked to the Index. The rating of Deutsche Bank AG, London Branch does not address, enhance or affect the performance of the PowerShares DB Crude Oil ETNs other than Deutsche Bank AG, London Branch's ability to meet its obligations. The PowerShares DB Crude Oil ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Crude Oil ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Crude Oil ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Crude Oil ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares

DB Crude Oil ETNs is zero, your investment will expire worthless. Deutsche Bank may accelerate the PowerShares DB Crude Oil ETNs upon the occurrence of a regulatory event as described in the pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Crude Oil ETNs. Sales in the secondary market may result in losses. An investment in the PowerShares DB
Crude Oil ETNs may not be suitable for all investors.

The PowerShares DB Crude Oil ETNs are concentrated in crude oil commodity futures contracts. The market value of the PowerShares DB Crude Oil ETNs may be influenced by many unpredictable factors, including, among other things, volatile oil prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The DB Crude Oil
ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Crude Oil Double Long ETN and DB Crude Oil Double Short ETN
are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

(4)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting dbfunds.
db.com or EDGAR on the SEC website at www. sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB Crude Oil ETNs' investment objective, risks, charges and expenses carefully before investing.